Exhibit 99.1

      Knology Reports Record Performance for First Quarter 2005

    WEST POINT, Ga.--(BUSINESS WIRE)--May 5, 2005--Knology, Inc.
(Nasdaq:KNOL):

    Highlights of the first quarter:

    -- Revenue increased to $55.0 million, the highest in the company's history.

    -- EBITDA, as adjusted, increased to $9.8 million, representing a 12.9% increase from the previous quarter and an all-time high for the company.

    -- Achieved in excess of 14,500 net connections, including growth in video, voice and data connections. The first quarter net connection gain represented the highest connection growth since the third quarter of 2002.

    -- Subsequent to quarter end, Knology obtained commitments to receive approximately $9.2 million in private equity funding from new investors and certain existing investors, as well as a fully underwritten $305.0 million senior secured debt financing commitment from Credit Suisse First Boston. Proceeds from these planned financing transactions will be used to fully repay the existing senior notes and term loans and for general corporate purposes.

    Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the first quarter ended March 31, 2005. Total revenue for the first quarter of $55.0 million represented the highest quarterly revenue in the history of the company, compared to revenue of $52.9 million for the previous quarter and $53.8 million for the same period one year ago. Knology reported EBITDA, as adjusted of $9.8 million for the first quarter of 2005, also representing an all-time high for the company. EBITDA, as adjusted was $8.7 million in the previous quarter and $9.0 million in the first quarter of 2004.
    Knology reported a net loss for the first quarter of 2005 of $16.9 million or $0.71 per share compared with a net loss of $18.4 million or $0.78 per share for the first quarter of 2004.
    Total connections increased 14,589 for the first quarter of 2005 to 413,022 as of quarter end. The increase in connections included growth in all three services and represented the highest quarterly net connections growth since the third quarter of 2002. The company added 7,156 data connections, 5,184 voice connections and 2,249 video connections during the quarter.
    "We had many successes during the first quarter of 2005. The connection growth experienced during the quarter should help provide strong revenue and EBITDA performance in the coming quarters," said Rodger L. Johnson, President and Chief Executive Officer of Knology, Inc. "We were able to build upon the momentum achieved during the third and fourth quarters of 2004, and the first quarter operational performance combined with the improved liquidity expected from the planned financing transactions position the business for continued growth during the remainder of 2005 and beyond. We will continue to focus on acquiring profitable customers, providing exceptional customer service and managing our cost structure."
    Subsequent to quarter end, Knology received commitments from new investors and certain existing investors to provide approximately $9.2 million of funding in a convertible preferred private equity transaction. Subsequent to the close of the private equity transaction, a portion of those shares will be reoffered to the rest of our existing shareholders, so all of the Company's shareholders will have the opportunity to purchase the new convertible preferred stock on the same terms. In addition, Knology's board of directors is considering authorizing up to an additional approximately $11 million "rights offering" of convertible preferred stock, which would also be made available to all of Knology's existing shareholders. Knology would be able to commence the rights reoffering and any additional rights offering once the Company is able to file a registration statement with the SEC and the SEC declares it effective.
    The Company has also entered into an agreement with Credit Suisse First Boston which provides a commitment for a fully underwritten $305.0 million senior secured debt financing. The proceeds from the debt and equity financing transactions will be used to fully repay the existing senior notes and two term loans and for general corporate purposes. Both financing transactions are subject to the execution of definitive documentation and customary closing conditions.
    Robert K. Mills, Chief Financial Officer of Knology, Inc. said "We have taken several steps to improve the company's balance sheet and liquidity position. The debt financing plan, the preferred stock offering and the proceeds from the sale of Cerritos will increase our liquidity levels for the future to a comfortable level."
    The shares of convertible preferred stock discussed in this press release as issuable pursuant to the proposed equity financing transaction will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer of any shares of convertible preferred stock discussed in this press release as issuable pursuant to the proposed rights reoffering or any additional rights offering.


First Quarter Key Operating Metrics

                                                   % Change  % Change
                           Q1       Q4        Q1    vs. Q4     vs. Q1
                           2005     2004    2004     2004       2004
                         -------- -------- ------- ---------- --------
Marketable Homes Passed  757,998  756,694  742,717      0.2%     2.1%

Connections
     Video               179,574  177,323  178,550      1.3%     0.6%
     Voice
       On-Net            133,847  128,757  121,012      4.0%    10.6%
       Off-Net             6,079    5,987    5,902      1.5%     3.0%
                         -------- -------- ------- ---------- --------
         Total Telephone 139,926  134,744  126,914      3.8%    10.3%
     Data                 93,522   86,366   75,220      8.3%    24.3%

Total On-Net Connections 406,943  392,446  374,782      3.7%     8.6%
Total Connections        413,022  398,433  380,684      3.7%     8.5%

Residential Connections  373,291  359,589  345,202      3.8%     8.1%
Business Connections      39,731   38,844   35,482      2.3%    12.0%

Average Monthly Revenue
     Per Connection     $  45.92 $  45.42 $  46.96
Average Monthly
 Connection
     Churn                   2.4%    2.5 %      3.1%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

    Conference Call and Replay

    Knology has scheduled a conference call to discuss the results of the quarter and year end which will be broadcast live over the Internet, on Thursday, May 5, 2005 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the conference call free over the Internet by visiting Knology's Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology's Web site at www.knology.com or www.earnings.com for approximately 30 days. Also, following the conclusion of the call, a telephonic replay will be available through midnight on Thursday, May 12, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. #5841011.

    About Knology

    Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem.
    Knology's fiber-based business products include Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

    Information about Forward-Looking Statements

    This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. While we have entered into commitments with respect to the debt and equity financing transactions discussed herein, such transactions are subject to the execution of definitive documentation and customary closing conditions and may not be completed, or may not be completed on terms favorable to us or in a timely manner. In addition, our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets,
(5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements.

    Definitions of Non-GAAP Financial and Operating Measures

    We provide readers financial measures generated using generally accepted accounting principles ("GAAP") and using adjustments to GAAP ("Non-GAAP"). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

    The Non-GAAP financial measure is used in this release:

    -- EBITDA, as adjusted is a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; expenses associated with special litigation and capital markets activities; non-cash stock-based compensation; one time severance expense; gain on adjustment of warrants to market; income from discontinued operations; and other expenses. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended March 31, 2004 and 2005 is attached to this press release.

    The other operating metrics used in this release include the following:

    -- Marketable Homes Passed - We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. "Marketable homes passed" are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.

    -- Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.

    -- On-net/Off-net connections - All of our video and data connections are provided over our networks. Our voice connections consist of both "On-net" and "Off-net" connections. On-net refers to lines provided over our networks. Off-net refers to telephone connections provided over telephone lines leased from third parties.

    -- Average Monthly Revenue Per Connection - The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.

    --  Average Monthly Connection Churn - The Average Monthly
        Connection Churn is the total churn for a month divided by the average number of connections for that month, expressed as a percentage.


                             Knology, Inc.
                 Consolidated Statements of Operations
                              (Unaudited)

                 (In Thousands, Except Per Share Data)

                                                 Three Months Ended
                                                     March 31,
                                              ------------------------
                                                  2005        2004
                                               ----------- -----------
Operating Revenues:
     Video                                    $    24,736 $    25,414
     Voice                                         18,905      18,048
     Data and Other                                11,389      10,332
                                               ----------- -----------

Total Revenues                                     55,030      53,794

Cost of services                                   16,112      15,784
Selling, general and administrative expenses       29,300      28,975
Depreciation and amortization                      18,640      19,261
Non-cash stock-based compensation                     326         477
Special litigation and capital market expenses         77         412
                                               ----------- -----------

Operating loss                                     (9,425)    (11,115)
                                               ----------- -----------

Interest income                                       203         159
Interest expense                                   (7,843)     (7,783)
Gain on adjustment of warrants to market              139         221
Other income, net                                       3         152
                                              ------------ -----------

     Loss from continuing operations              (16,923)    (18,366)
     Income from discontinued operations               45           0
                                               -----------------------

Net loss                                      $   (16,878)$   (18,366)
                                               =========== ===========

Basic and diluted net loss per share          $     (0.71)$     (0.78)
                                               =========== ===========

Weighted average shares outstanding            23,697,787  23,552,210


                             Knology, Inc.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

                            (In Thousands)

ASSETS                                              3/31/05  12/31/04
                                                   --------- ---------

Current assets:
Cash and cash equivalents                         $  20,610 $   6,082
Restricted cash                                       7,025     7,365
Short term investments                                    0    12,625
Accounts receivable customers, net                   17,776    18,924
Prepaid expenses and other                            2,908     2,735
Assets of business held for sale                        861       887
                                                   --------- ---------
     Total current assets                            49,180    48,618

Property, plant & equipment, net                    316,949   326,499
Investments                                           1,243     1,243
Goodwill and intangible assets                       41,095    41,142
Other                                                 1,035     1,085
                                                   --------- ---------
     Total assets                                 $ 409,502 $ 418,587
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS'
EQUITY

Current liabilities:
Current portion of long-term debt                 $     223       179
Accounts payable                                     18,930    20,428
Accrued liabilities                                  20,406    12,199
Unearned revenue                                     12,663    11,841
Liabilities of business held for sale                   700       770
                                                   --------- ---------
     Total current liabilities                       52,922    45,417

Notes payable                                        49,541    49,438
Senior unsecured notes                              237,096   237,096
Warrants                                                215       354
Unamortized investment tax credit                        10        13
                                                   --------- ---------
     Total liabilities                              339,784   332,318

Common stock                                            237       237
Additional paid in capital                          559,777   559,451
Accumulated deficit                                (490,296) (473,419)
                                                   --------- ---------
     Total stockholders' equity                      69,718    86,269
                                                   --------- ---------
         Total liabilities and stockholders'
              equity                              $ 409,502 $ 418,587
                                                   ========= =========


                            Knology, Inc.
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                            (In Thousands)

                                                    Three Months Ended
                                                        March 31,
                                                    ------------------
                                                       2005     2004
                                                     -------- --------


Cash flow provided by operating activities          $ 10,418 $ 13,784

Investing activities:
     Capital expenditures                             (8,805) (12,867)
     Net proceeds from short term investments and
      other                                           12,625    3,975
     Other                                               (26)      (4)
                                                     -------- --------
Cash flow provided by (used in) investing activities   3,794   (8,896)

Cash flow provided by financing activities               316    6,030
                                                     -------- --------

Net increase in cash and cash equivalents             14,528   10,918

Beginning of period cash                               6,082   20,575
                                                     -------- --------

End of period cash                                  $ 20,610 $ 31,493
                                                     ======== ========


                             Knology, Inc.
           Reconciliation of EBITDA, As Adjusted to Net Loss
                              (Unaudited)

                            (In Thousands)

                                           Three Months   Three Months
                                               ended          ended
                                              March 31,      March 31,
EBITDA, as adjusted reconciliation              2005           2004
----------------------------------------------------------------------
Net loss                                   $    (16,878) $    (18,366)
Depreciation and amortization                    18,640        19,261
Non-cash stock-based compensation                   326           477
Special litigation and capital market
 expenses                                            77           412
One time severance expense                          197             0
Interest expense, net                             7,640         7,624
Gain on adjustment of warrants to market           (139)         (221)
Income from discontinued operations                 (45)            0
Other, net                                           (3)         (152)
                                            ------------ -------------
EBITDA, as adjusted                        $      9,815 $       9,035
                                            ============ =============

    CONTACT: Knology, Inc.
             Rob Mills, 706-645-8970
             rob.mills@knology.com